Exhibit 10.2

CONFIDENTIAL

October 21, 2016

Re:Amended and Restated Employment Agreement

Dear Meenu:

The Board of Directors has recently reviewed the terms and conditions of your employment and is pleased to provide this amended and restated letter agreement (the “Agreement”) modifying the terms of your employment in your continuing role as President and Chief Executive Officer of Proteostasis Therapeutics, Inc. (“Proteostasis” or the “Company”).  This Agreement amends, restates, and supersedes in its entirety the letter agreement dated April 4, 2014 between you and the Company (the “Offer Letter Agreement”) and the letter agreement dated March 10, 2016. This Agreement is effective as of the date hereof.

1.Position and Duties.  You will continue to serve as the President and Chief Executive Officer (“CEO”) of the Company.  In this capacity, you will have control over and responsibility for the day-to-day business and affairs of the Company and the authority and duties customarily assigned to the President and CEO roles, as well as such other duties and responsibilities as may from time to time be prescribed by the Board of Directors (the “Board”).  You will serve on the Board as long as you are President and CEO of the Company and will resign upon the termination of your employment for any reason.  You further agree to recuse yourself from any Board meeting or portion of a Board meeting concerning the terms of your employment or its continuation or possible termination.  You shall use your best efforts and devote your full working time to performing your responsibilities for the Company.  Notwithstanding the foregoing, you may serve on other boards of directors or undertake other professional or charitable activities if (i) they do not conflict with any of your obligations to the Company and (ii) such activities are approved by the Board or its Executive Committee.  You may also undertake charitable activities without the approval of the Board or its Executive Committee if (i) they do not conflict with any of your obligations to the Company and (ii) they do not involve a material time commitment, individually or in the aggregate.

Proteostasis Therapeutics, Inc. | 200 Technology Square, Fourth Floor, Cambridge, MA 02139 | T: 617.225.0096

Meenu Chhabra

October 21, 2016

2.Compensation and Benefits.

(a)Base Salary. Your base salary will be at the rate of $465,000 per year and will be paid out on a bi-weekly basis for so long as you remain an employee of Proteostasis.  Your base salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”).

(b)Bonus Plan.  You will be eligible to receive an annual cash bonus pursuant to the Company’s Senior Executive Cash Incentive Bonus Plan, as it may be amended from time to time, with an individual “target bonus opportunity” for purposes of such plan of 50% of your base salary.

(c)Equity Grant.  Nothing in this Agreement affects any prior grant by the Company to you of options to purchase shares of the Company’s common stock as set forth in Incentive Stock Option Agreements (“Stock Agreements”), which are subject to the Proteostasis Therapeutics, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) and the 2016 Stock Option and Incentive Plan (the “2016 Plan”) and, together with the Stock Agreements, the “Equity Documents”.

(d)Other Benefits.  Proteostasis offers a range of fringe benefit plans, including a 401(k) plan and medical, dental, life, and disability insurances.   Some of these plans require that you share in the cost; some are paid for by the Company.  Information relating to these plans has previously been made available to you.  You will be entitled to participate in or receive benefits under the Company’s existing and future employee benefit plans, as amended or adopted from time to time, subject to the terms and conditions of those employee benefit plans. You shall be entitled to participate in all benefit plans that are made generally available to all or most other senior executive employees of the Company.  The Company reimburses business expenses pursuant to its travel and expense policy, as the same shall be in effect from time to time, and you are responsible for expenses for travel between your home and the Company’s office at which you are based, as well as meals not reimbursable as a business expense.

(e)Vacation.  You will be entitled to up to 20 days of paid vacation in each year, subject to the Company’s vacation policy in effect, as amended from time to time, prorated for any portion of a calendar year of your employment.

Proteostasis Therapeutics, Inc. | 200 Technology Square, Fourth Floor, Cambridge, MA 02139 | T: 617.225.0096

Meenu Chhabra

October 21, 2016

3.Termination.  Your employment may be terminated under the following circumstances:

(a)Termination by the Company for Cause.  The Company may terminate your employment at any time for Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)material non-performance of your duties under this Agreement (other than by reason of your physical or mental illness, incapacity or disability) which has continued at for least 30 days following written notice of such non-performance from the Board in reasonable detail;

(ii)your commission of any act of material and willful misconduct, fraud or dishonesty, provided that this shall not include the occasional, customary and de minimis use of Company property for personal purposes;

(iii)your gross negligence in the performance of your duties under this Agreement with respect to any material matter;

(iv)actions or omissions by you that satisfy the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(v)a material breach by you of any of your obligations under this Agreement;

(vi)a material breach by you of any of your obligations under the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement between you and Proteostasis (the “Restrictive Covenants Agreement”);

(vii)a material violation by you of any of the Company’s written employment policies related to conduct or ethics; or

(viii)your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or your willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; provided that your exercise of your constitutional right not to make self-incriminating statements in response to inquiries by regulatory or law enforcement authorities shall not constitute a failure to cooperate with an investigation by such authorities.

Proteostasis Therapeutics, Inc. | 200 Technology Square, Fourth Floor, Cambridge, MA 02139 | T: 617.225.0096

Meenu Chhabra

October 21, 2016

(b)Termination by the Company without Cause. The Company may terminate your employment at any time without Cause.  Any termination by the Company of your employment which does not constitute a termination for Cause or a termination due to a determination that you are Disabled pursuant to Section 3(e) shall be deemed a termination without Cause.

(c)Termination by You.  You may terminate your employment at any time for any reason, including, but not limited to, Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that you have complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events (each, a “Good Reason Condition”):

(i)a material diminution in your responsibilities, authority or duties;

(ii)a change in your job title such that your title no longer includes the position of Chief Executive Officer;

(iii)a reduction in your base salary;

(iv)a requirement that you regularly report to anyone other than the Board or the board of directors of a successor or acquirer;

(v)a relocation of the Company’s headquarters by more than 50 miles of driving distance from its current location unless such relocation results in the Company’s headquarters moving closer in distance to your then-permanent residence; or

(vi)a material breach of this Agreement by the Company;

provided that with respect to clauses (i) and (v), a suspension of any or all of your duties or responsibilities by the Company during an investigation that is initiated pursuant to a direction by the Board shall not constitute the occurrence of a Good Reason Condition or a breach of this Agreement; provided that your base salary, bonus eligibility and fringe benefit entitlements continue during the period of such suspension.

The “Good Reason Process” shall mean that (A) you reasonably determine in good faith that a Good Reason Condition has occurred; (B) you give the Company written notice of the first occurrence of the Good Reason Condition within 30 days of the first occurrence of such condition; (C) you cooperate in good faith with the Company’s efforts for a period of not less than 30 days following such notice (the “Cure Period”) to remedy the Good Reason Condition; (D) notwithstanding such efforts, the Good Reason Condition continues to exist; and (E) you terminate your employment by giving a Notice of Termination (hereinafter defined) no later

Proteostasis Therapeutics, Inc. | 200 Technology Square, Fourth Floor, Cambridge, MA 02139 | T: 617.225.0096

Meenu Chhabra

October 21, 2016

than 30 days after the expiration of the Cure Period.  If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(d)Death.  Your employment shall terminate upon your death, in which event the “Date of Termination” as defined below shall be the date of death.

(e)Disability.  The Company may terminate your employment if you are Disabled.  You shall be considered to be “Disabled” if you are unable to perform the essential functions of your then existing position or positions under this Agreement (or are expected, based on a reasonable degree of medical certainty, to be unable to perform such functions) with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any twelve (12) month period.  If any question shall arise as to whether during any period you are Disabled, you may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom you or your guardian has no reasonable objection as to whether you are Disabled and how long any inability to perform essential functions is expected to continue.  Such certification shall, for the purposes of this Agreement, be conclusive of the issue.  You shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and you fail to submit such certification, the Company’s determination of such issue shall be binding on you.  Any determination that you are Disabled and any termination of employment pursuant to this Section 3(e) must be made by vote of the Board.  Nothing in this Section 3(e) shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(f)Notice of Termination.  Any termination of your employment by the Company or any such termination by you shall be communicated by written Notice of Termination to the other party.  A “Notice of Termination” shall indicate the specific termination provision in this Agreement relied upon.

(g)Date of Termination. “Date of Termination” shall mean:

(i)if your employment is terminated by the Company with or without Cause or due to a determination that you are Disabled, the date on which a Notice of Termination is given or such later effective date of termination (not to exceed 30 days after such Notice of Termination is given) as may be specified by the Company in such Notice of Termination;

(ii)if your employment is terminated by you with or without Good Reason, 30 days after the date on which a Notice of Termination is given.

Proteostasis Therapeutics, Inc. | 200 Technology Square, Fourth Floor, Cambridge, MA 02139 | T: 617.225.0096

Meenu Chhabra

October 21, 2016

Notwithstanding the foregoing, in the event that you give a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement; provided that the Company pays you your base salary for the period of such acceleration.

4.Compensation upon Termination.

(a)Termination Generally. If your employment with the Company is terminated for any reason, the Company shall pay or provide to you (or your authorized representative or estate) any earned but unpaid salary and bonus, if any, unpaid expense reimbursements, accrued but unused vacation, and any vested benefits you may have under any employee benefit plan of the Company (the “Accrued Benefit”) on or before the time required by law, but in no event more than 30 days after your Date of Termination.

(b)Certain Terminations of Employment.  If your employment is terminated by the Company for Cause or because you are Disabled, if you terminate your employment without Good Reason or if your employment ends because of your death, then the Company shall pay your Accrued Benefit through the Date of Termination and, except for the payment of the Accrued Benefit, your compensation, benefits, and stock option vesting shall cease as of the Date of Termination.

(c)Termination by the Company without Cause or by You with Good Reason.  If your employment is terminated by the Company without Cause or by you for Good Reason, in either case at any time prior to the occurrence of a Change in Control or at any time after the twelve (12) month anniversary following a Change in Control (hereinafter defined), then, in addition to the Accrued Benefit, you will be entitled to the following payments, benefits and other terms, subject to the Separation Agreement and Release requirement below:

(i)The Company shall pay you severance pay in the form of continuation of your base salary for the twelve (12) month period immediately following the Date of Termination (such severance pay being “Severance Pay;” such period being the “Severance Period”) in accordance with the Company’s payroll practice, beginning on the Company’s first regular payroll date that occurs 35 days after the Date of Termination, with the first payment to include a payment for all amounts delayed due to the 35-day period; provided that, solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment of Severance Pay is considered a separate payment.

(ii)If you were participating in the Company’s group health plans immediately prior to the Date of Termination and elect COBRA health continuation, the Company shall pay a monthly cash payment through the end of the Severance Period, the end of your COBRA health continuation period or your eligibility for group medical

Proteostasis Therapeutics, Inc. | 200 Technology Square, Fourth Floor, Cambridge, MA 02139 | T: 617.225.0096

Meenu Chhabra

October 21, 2016

care coverage through subsequent employment, whichever occurs earliest, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company (the “Health Benefit;” together with the Severance Pay, the “Severance Benefits”).  The Company shall make such monthly cash payment directly to the applicable insurer(s) along with the regular employee contributions, which employee contributions the Company may withhold from the Severance Pay; provided that if the Company determines that its payment of the Health Benefit is taxable income to you, it may pay such amount directly to you subject to applicable tax-related deductions and withholdings.

(iii)On the date that is thirty-five (35) days after the Date of Termination, any outstanding equity grants that are subject to vesting based only on the passage of time in service will vest with respect to that number of shares which would have vested if you had continued in employment with the Company for a period of twelve (12) months following the Date of Termination in accordance with any such equity grant’s vesting schedule.  The shares representing the difference between the number of shares that are vested on the Date of Termination and the number which would have vested if you had continued in employment with the Company for a period of twelve (12) months following the Date of Termination in accordance with any such equity grant’s vesting schedule are referred to as the “Additional Shares.”  Any termination or forfeiture of the Additional Shares that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the 35th day after the Date of Termination and will only occur if the Company has timely tendered a Separation Agreement and Release as defined below but such Separation Agreement and Release has not become fully executed and effective.  You shall have 90 days from the Date of Termination to exercise vested equity grants (but in no event later than the applicable expiration date).

The Company shall have the option to condition the Severance Benefits and the vesting pursuant to Section 4(c)(iii) on your timely execution and non-revocation of a separation agreement substantially in the form of Exhibit A, subject to any modifications based on legal developments occurring after the effective date of this Agreement (a “Separation Agreement and Release”).  To exercise such option, the Company must tender a Separation Agreement and Release to you no later than five (5) days after the termination of your employment.

(d)Mitigation.  If at any time during Severance Period you obtain employment in any capacity that entitles you to aggregate cash compensation equal to or greater than the aggregate amount of the Severance Pay, the Company shall discontinue payment of the Severance Pay.  Further, if at any time during the Severance Period you obtain employment in any capacity that entitles you to aggregate cash compensation less than the

Proteostasis Therapeutics, Inc. | 200 Technology Square, Fourth Floor, Cambridge, MA 02139 | T: 617.225.0096

Meenu Chhabra

October 21, 2016

aggregate amount of the Severance Pay, then the Company shall reduce the remaining balance of the Severance Benefits by the difference between such aggregate cash compensation and the aggregate amount of the Severance Pay.  You agree to notify the Company promptly if you obtain employment with another employer.  You also agree to respond promptly and fully to any reasonable requests for information by the Company concerning your employment status and aggregate cash compensation.  If the Company pays any amount of Severance Pay as a result of your failure to respond promptly or fully to any such request, you shall reimburse the Company for all such overpaid Severance Pay.

(e)No Offset.  In the event of termination of your employment, you will be under no obligation to seek other employment and, except to the extent otherwise expressly provided elsewhere in this Agreement, there shall be no offset against amounts due to you on account of any remuneration or benefits provided by any subsequent employment you may obtain.  If you engage in a material breach of your obligations under this Agreement or a breach of the Restrictive Covenants Agreement, the Company may cease providing any Severance Benefits or CIC Severance Benefits (as defined below) that would otherwise be due to you.  Except to the extent set forth above or otherwise expressly provided elsewhere in this Agreement, the Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against you for any reason.

5.Change in Control Provisions. The provisions of this Section 5 set forth your rights and obligations upon the occurrence of a Change in Control of the Company.  These provisions are intended to assure and encourage in advance your continued attention and dedication to your assigned duties and your objectivity during the pendency and after the occurrence of any such event.   These provisions shall apply in lieu of, and expressly supersede, the Severance Benefits set forth in Section 4 (other than the mitigation provision in Section 4(d), which shall also apply to the CIC Severance Benefits under this Section 5 to the same extent that Severance Benefits are subject to mitigation under Section 4) and Section 4(c)(iii) if a termination of your employment occurs within 12 months after the occurrence of a Change in Control.

(a)Termination of Employment without Cause or for Good Reason Following a Change in Control. If within 12 months after a Change in Control, your employment is terminated by the Company without Cause or by you for Good Reason, then, in addition to the Accrued Benefit, you will be entitled to the following payments, benefits and other terms, subject to the Separation Agreement and Release requirement below:

(i)The Company shall pay you severance pay in the form of continuation of your base salary for the eighteen (18) month period immediately following the Date of Termination (such severance pay being “CIC Severance Pay;” such period being the “CIC Severance Period”) in accordance with the Company’s payroll

Proteostasis Therapeutics, Inc. | 200 Technology Square, Fourth Floor, Cambridge, MA 02139 | T: 617.225.0096

Meenu Chhabra

October 21, 2016

practice, beginning on the Company’s first regular payroll date that occurs 35 days after the Date of Termination, with the first payment to include a payment for all amounts delayed due to the 35-day period; provided that, solely for purposes of Section 409A of the Code, each installment of CIC Severance Pay is considered a separate payment.

(ii)If you were participating in the Company’s group health plans immediately prior to the Date of Termination and elect COBRA health continuation, the Company shall pay you a monthly cash payment through the end of the CIC Severance Period, the end of your COBRA health continuation period or your eligibility for group medical care coverage through subsequent employment, whichever occurs earliest, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company (the “CIC Health Benefit” together with that CIC Severance Pay, the “CIC Severance Benefits”).  The Company shall make such monthly cash payment directly to the applicable insurer(s) along with the regular employee contributions, which it may withhold from the CIC Severance Pay; provided that if the Company determines that its payment of the CIC Health Benefit is taxable income to you, it may pay such amount directly to you subject to applicable tax-related deductions and withholdings.

(iii)On the date that is thirty-five (35) days after the Date of Termination, 100% of your then outstanding unvested equity that is subject to vesting based only on the passage of time in service shall immediately vest and become fully exercisable and not subject to forfeiture.  Any termination or forfeiture of the unvested portion of such equity grant that would otherwise occur on the Date of Termination in absence of this Agreement will be delayed until the 35th day after the Date of Termination and will only occur if the Company has timely tendered a Separation Agreement and Release as defined below but such Separation Agreement and Release has not become fully executed and effective.  You shall have 90 days from the Date of Termination to exercise vested equity grants (but in no event later than the applicable expiration date).

The Company shall have the option to condition the CIC Severance Benefits and the vesting pursuant to Section 5(c)(iii) on your timely execution and non-revocation of a Separation Agreement and Release.  To exercise such option, the Company must tender a Separation Agreement and Release to you no later than five (5) days after the termination of your employment.

(b)Additional Limitation.

(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or

Proteostasis Therapeutics, Inc. | 200 Technology Square, Fourth Floor, Cambridge, MA 02139 | T: 617.225.0096

Meenu Chhabra

October 21, 2016

distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or you.  Any determination by the Accounting Firm shall be binding upon the Company and you.

(c)Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean any of the following:

(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company,

Proteostasis Therapeutics, Inc. | 200 Technology Square, Fourth Floor, Cambridge, MA 02139 | T: 617.225.0096

Meenu Chhabra

October 21, 2016

any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, is or shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, other than as a result of the acquisition of newly issued shares of capital stock of the Company pursuant to any financing transaction by the Company or otherwise; or

(ii)the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (other than in connection with the wind-up, liquidation or dissolution of the Company);

provided, however, that any public offering or any other capital raising event of the Company, public or private, or a merger effected solely to change the Company’s domicile shall not constitute a Change in Control.

6.Section 409A Compliance.  Each payment pursuant to the terms of this Agreement shall be considered a separate payment for purposes of Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Internal Revenue Code Section 409A (“Section 409A”) and, for purposes of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” (within the meaning of Section 409A) on the date of your separation from service, then any payments or benefits that otherwise would be payable pursuant to the terms of this Agreement within the first 6 months following your separation from service (the “409A Suspension Period”), shall instead be paid in a lump sum within 14 days after the end of the 6-month period following your separation from service, or your death, if sooner, but only to the extent that such payments or benefits provide for the “deferral of compensation” within the meaning of Section 409A, after application of the exemptions provided in Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(ii)-(v) thereof. After the

Proteostasis Therapeutics, Inc. | 200 Technology Square, Fourth Floor, Cambridge, MA 02139 | T: 617.225.0096

Meenu Chhabra

October 21, 2016

409A Suspension Period, you will receive any remaining payments and benefits due in accordance with the terms of this Agreement (as if there had not been any suspension beforehand).  The Company will cooperate with you in making any amendments to this Agreement that you reasonably request to avoid the imposition of taxes or penalties under Section 409A of the Code provided that such changes do not provide you with additional benefits (other than de minimis benefits) under this terms of this Agreement.

7.Litigation and Regulatory Cooperation.  During and after your employment, you shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company (“Cooperation Services”); provided that for all time in excess of ten (10) hours that you reasonably expend in providing Cooperation Services after the end of the Severance Period or CIC Severance Period (as applicable) or after the Date of Termination in the event that you are not entitled to the Severance Benefits or the CIC Severance Benefits, the Company shall compensate you at an hourly rate equal to your final base salary rate divided by 2,080; provided further that your right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials and time spent waiting to engage in such activities.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company.  The Company shall reimburse you for any reasonable out‑of‑pocket expenses incurred in connection with your performance of obligations pursuant to this Section 7.

8.Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise and any other claim based on a statute, including a statutory claim for wages, as well as contractual and common law claims) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than you or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in

Proteostasis Therapeutics, Inc. | 200 Technology Square, Fourth Floor, Cambridge, MA 02139 | T: 617.225.0096

Meenu Chhabra

October 21, 2016

any court having jurisdiction thereof.  This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.  The prevailing party in any arbitration proceeding pursuant to this Section 8 shall be entitled to recover such party’s reasonable attorneys’ fees and costs from the non-prevailing party.

9.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, you and the Company hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts.  The prevailing party in any court action pursuant to this Section 9 shall be entitled to recover such party’s reasonable attorneys’ fees and costs from the non-prevailing party.

10.Your Successors.  The terms of this Agreement will inure to the benefit of and be enforceable by your personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of your death prior to the completion by the Company of all payments due hereunder, the Company shall continue such payments to any beneficiary designated in writing to the Company prior to your death (or to your estate, if you do not make such designation).  This Agreement shall be binding upon you and your successors, permitted assigns, personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  Except to the extent contemplated under this Section 10, you may not assign this Agreement nor any of your rights or obligations under this Agreement, whether voluntarily, by operation of law or otherwise, without the prior written consent of the Company.

11.Governing Law. The terms of this Agreement shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles of such state.

12.Binding Effect on Company and Successors. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns.   Without your prior written consent, the Company may not assign this Agreement, nor any of its rights or obligations under this Agreement, whether voluntarily, by operation of law or otherwise, except (a) to a controlled affiliate of the Company and (b) to a successor or acquirer of the Company in connection with a Change in Control.

Proteostasis Therapeutics, Inc. | 200 Technology Square, Fourth Floor, Cambridge, MA 02139 | T: 617.225.0096

Meenu Chhabra

October 21, 2016

13.Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, except for the Restrictive Covenants Agreement, the Equity Documents and any indemnification agreement between you and the Company.  For the avoidance of doubt, this Agreement supersedes all provisions of the Offer Letter Agreement.

14.Miscellaneous Provisions.

(a)You shall continue to observe and perform all of your obligations under the Restrictive Covenants Agreement.

(b)You affirm that at the time you were initially hired by the Company, you completed, as required by law, the Employment Eligibility Verification Form, IRCA I-9.

Please indicate your acceptance of this Agreement by signing one copy of this letter and returning it so that I receive it no later than one week from date sent, after which date the offer of this Agreement will expire if not accepted.

The Board of Directors is enthusiastic about your continued employment with Proteostasis.  We believe that your continued contribution will play an important role in helping accelerate the development of Proteostasis into a profitable and growing company. Please feel free to contact me if you have any questions.

Sincerely:

/s/ James DeTore	10/31/16
James DeTore	Date
CFO

Agreed to and accepted by:

/s/ Meenu Chhabra	10/31/16
Meenu Chhabra	Date

Proteostasis Therapeutics, Inc. | 200 Technology Square, Fourth Floor, Cambridge, MA 02139 | T: 617.225.0096

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

This is the Separation Agreement and Release (the “Agreement”) as defined in Section 4(c) of the Employment Agreement by and between Proteostasis Therapeutics, Inc. (the “Company”) and Meenu Chhabra (the “Executive”), dated as of October 21, 2016 (the “Amended and Restated Employment Agreement” or the “Employment Agreement”).  The Executive’s execution and non-revocation of this Agreement is a condition of certain payments to the Executive and other terms pursuant to Section 4(c) or Section 5(a) of the Employment Agreement; provided that the Company also executes this Agreement.

1.Release of Claims.  The Executive voluntarily releases and forever discharges the Company, its affiliated and related entities, their predecessors, successors and assigns, their employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of any and all of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, the Executive has, ever had, claims to have or ever claimed to have had against any or all of the Releasees.  This includes, without limitation, the release of all Claims:

•	relating to the Executive’s employment by the Company and the termination of such employment;
•	of wrongful discharge;
•	of breach of contract;
•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of any form of discrimination or retaliation that is prohibited by   Massachusetts law);

•	under any other federal, state or city statute or regulation;
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, bonuses, incentive compensation, paid time off or any other compensation or benefits; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect the Executive’s rights, if any, (i) under any Section 401(k) plan, (ii) to indemnification, advancement and/or directors and officers insurance coverage, (iii) under any equity awards issued pursuant to Section 2(b) of the Employment Agreement or otherwise granted by the Company in writing pursuant to the

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approval of the Company’s Board of Directors, or (iv) under Sections 2, 4(c) or 5(a) of the Employment Agreement.

The Executive agrees that she shall not seek or accept damages of any nature, other equitable or legal remedies for her own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement.  She further represents that she has not assigned to any third party and she has not filed with any agency or court any Claim released by this Agreement.

2.The Company’s Release of Claims.  The Company voluntarily releases and forever discharges the Executive generally from all Claims that, as of the date when it signed this Agreement, ever had, claims to have or ever claimed to have had against the Executive, including, without limitation, all Claims relating to the Executive’s employment by and termination of employment with the Company; provided that (i) the Company does not waive any of its rights under the Employment Agreement or the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement between the Company and the Executive (the “Restrictive Covenants Agreement”); and (ii) the Company does not release the Executive from any civil Claim that is based on conduct that also satisfies the elements of a criminal offense.

3.Ongoing Obligations.  This Agreement shall not affect the Executive’s ongoing obligations under the Employment Agreement or the Restrictive Covenants Agreement.

4.Non-Disparagement.  The Executive agrees not to make any disparaging statements concerning (i) the Company or any of its affiliates, (ii) the products or services provided by any of the foregoing or (iii) any current or former officers, directors or employees of any of the foregoing.  The Company shall direct all members of its Board of Directors and all employees holding positions at or above the level of Senior Vice President not to make any disparaging statements concerning the Executive.  The scope of persons to receive such directions may be reduced at the option of the Executive if the Executive so requests in writing before such directions are issued.  These non-disparagement obligations shall not apply to any person’s statements as a witness in a legal proceeding or as otherwise required by law.  The Executive understands that nothing in this paragraph or in any other provision of this Agreement shall be interpreted or applied to prohibit her from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that she may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.

5.Right to Consider and Revoke Agreement.  The Executive acknowledges that she has been given the opportunity to consider this Agreement for a period ending twenty-one (21) days after the date when it was proposed to her.  In the event that the Executive executed this Agreement within less than twenty-one (21) days after such date, she acknowledges that such decision was entirely voluntary and that she had the opportunity to consider this Agreement until the end of the twenty-one (21) day period.  To accept this Agreement, the Executive shall

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deliver a signed Agreement to the Company within such twenty-one (21) day period.  The Company may specify a designated recipient for the Agreement by written notice to the Employee (a “Company Representative”).  For a period of seven (7) days from the date when the Executive executes this Agreement (the “Revocation Period”), the Executive shall retain the right to revoke this Agreement by written notice that is received by the Company (or a Company Representative, if designated) on or before the last day of the Revocation Period.  This Agreement shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence.  If those conditions are satisfied, this Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

6.Other Terms.

(a)

Legal Representation; Review of Release.  The Executive acknowledges that she has been advised to discuss all aspects of this Agreement with her attorney, that she has carefully read and fully understands all of the provisions of this Agreement and that she is voluntarily entering into this Agreement.

(b)	Binding Nature of Release. This Agreement shall be binding upon the parties and their heirs, administrators, representatives, and successors.
(c)	Amendment. This Agreement may be amended only upon a written agreement executed by both parties.
(d)

Severability.  In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Agreement is illegal, invalid or unenforceable, the remaining provisions and terms of this Agreement shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Agreement.  In the event of such severance, the remaining covenants shall be binding and enforceable.

(e)

Governing Law and Interpretation.  This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Company or the Executive.

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(f)

Entire Agreement; Absence of Reliance.  Each party acknowledges that she or it is not relying on any promises or representations by the other party or her or its agents, representatives or attorneys regarding any subject matter addressed in this Agreement.

So agreed.

Meenu Chhabra	Date

PROTEOSTASIS THERAPEUTICS, INC.

By:
Name:	Date
Title:

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